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                     April 27, 2023

       Kathleen K. Oberg
       Chief Financial Officer
       Marriott International, Inc.
       7750 Wisconsin Avenue
       Bethesda, Maryland 20814

                                                        Re: Marriott
International, Inc.
                                                            Form 10-K for the
Fiscal Year Ended December 31, 2022
                                                            Filed February 14,
2023
                                                            File No. 001-13881

       Dear Kathleen K. Oberg:

              We have completed our review of your filing. We remind you that the company and its management are responsible for the accuracy and adequacy of their disclosures, notwithstanding any review, comments, action or absence of action by the staff.




                     Sincerely,


                     Division of Corporation Finance

                     Office of Real Estate & Construction
       cc:                                              Stephanie Carrick